Exhibit 99.1

For Immediate Release	Contact: Scott C. Wallace, President & CEO
Wednesday, May 14, 2014	Telephone: (949) 661-6304, Ext 101

ROYAL HAWAIIAN ORCHARDS, L.P.

REPORTS FIRST QUARTER 2014 RESULTS

Hilo, Hawaii — Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU) reported today a net loss of $253,000, or ($0.03) per weighted average Class A Unit for the first quarter of 2014 on revenues of $3.6 million compared to a net loss of $628,000 or ($0.08) per Class A Unit on revenues of $2.0 million for the same period in 2013.   The increase in revenues was attributable to $1.5 million and $300,000 in branded product and wet-in-shell (“WIS”) nut sales, respectively, over 2013, which was offset by a $200,000 decrease in contract farming revenue.

WIS sales for the quarter ended March 31, 2014 amounted to $1.7 million compared to $1.4 for the same period in 2013, which is attributable to increased WIS production sold of 218,000 pounds or 11% as compared to 2013.  For the remainder of the year, management anticipates that WIS revenue will be lower than comparable prior year periods as the Partnership will retain 13 million WIS pounds for its Royal Hawaiian Orchards® macadamia snack products in 2014 as compared to it retaining 6.5 million WIS pounds in 2013.  The production the Partnership keeps to build inventory levels will not generate revenues until the product is sold, which could be three to nine months after it typically would have generated revenues selling WIS nuts.  Branded products net revenue amounted to $1.7 million for the three months ended March 31, 2014, compared to $200,000 for the same period in 2013.  Revenue growth resulted from bulk kernel sales of $1.4 million, representing 76% of branded product gross sales for the three month period ended March 31, 2014.  Topline growth will be driven by increased penetration into mainstream grocery and mass merchandiser channels, improved product placement in stores and eventually the introduction of new products in the Partnership’s key category.  The Partnership intends to aggressively increase the amount it spends on slotting fees in 2014 and anticipates those and other promotional activities will continue to impact its net sales and that changes in such activities will continue to impact period-over period results.  The decrease in contract farming revenue resulted from no harvest activity performed at its Keaau and Mauna Kea orchards during the first quarter of 2014.   In contrast, a longer than normal harvest season for the 2012 — 2013  crop year at its Keaau and Mauna Kea orchards, extended the harvest into the first quarter of 2013, generating contract farming revenue for those services.

The Partnership’s gross profit margin amounted to 24% for the three months ended March 31, 2014 as compared to 13% in the same period last year.  The increase was the result of the Partnership harvesting 904,000 pounds more from its IASCO orchards, which is subject to a 27% higher selling price than the nuts sold under its non-IASCO nut purchase contract with Mauna Loa.  In addition, the gross profit margin on farming contracts increased five percentage points.   For the three month period ended March 31, 2014, branded products segment gross profit increased $452,000 over the same period in 2013.  The increase was attributable to increased sales and lower product costs.  Utilizing its own kernel resulted in cost reductions of approximately 23% as compared to kernel purchased from third parties.  In addition, slotting fees and promotional discounts as a percentage of net revenue was substantially lower for the three month period ended March 31, 2014, as compared to the same period in 2013.

On February 6, 2014, the Partnership completed its subscription rights offering and raised $8.9 million after deducting expenses.  This will allow the Partnership to: fully implement its branded product strategy of building raw materials and finished goods inventory; extend the revenue cycle of harvested macadamias; extend credit to its customers; repay indebtedness incurred to fund working capital needs; fund promotional allowances, including slotting fees charged by food retailers in order to have its product placed on their shelves; and fund general partnership purposes.  The Partnership expects to be in 10,000 stores by end of 2014.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include, among others, statements regarding the amount of kernel produced in the Partnership’s orchards segment that will be used in its branded products, use of net proceeds from the rights offering, increase in expenditures of slotting fees and other promotional activities, anticipated revenues and placement of products in stores by end of 2014.  Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: world market conditions relating to macadamia nuts; the weather and local conditions in Hawaii affecting macadamia nut production; regulatory environment, requirements or changes; general economic conditions; the Partnership’s ability to retain and attract skilled employees; the Partnership’s success in finding purchasers for its macadamia nut production at acceptable prices; increasing competition in the snack food market; the availability of and the Partnership’s ability to negotiate acceptable agreements with third parties that are necessary for its business; market acceptance of the Partnership’s products in the branded segment; the availability and cost of raw materials; and other factors discussed in the Risk Factors section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013. The Partnership undertakes no obligation to publicly correct or update the forward-looking statements in this press release to reflect future events or circumstances.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell, in bulk kernel form and as better for you snack products marketed under the Royal Hawaiian Orchards® brand name.

Royal Hawaiian Orchards, L. P.

Condensed Consolidated Statements of Comprehensive Loss (unaudited)

(in thousands, except per unit data)

	Three months
	ended March 31,
	2014	2013
Orchards revenue	$1,923	$1,789
Branded product sales, net	1,677	206
Total revenues	3,600	1,995
Cost of revenues
Cost of orchards revenue	1,444	1,460
Cost of branded product sales	1,288	269
Total cost of revenues	2,732	1,729
Gross profit	868	266
Selling, general and administrative expenses	986	818
Operating loss	(118)	(552)
Interest expense	(166)	(144)
Interest and other income	79	—
(Loss) gain on disposition of property and equipment	(13)	83
Loss before income taxes	(218)	(613)
Income tax expense	35	15
Net loss	(253)	(628)

Other comprehensive income, net of tax
Amortization of prior service cost	2	2
Amortization of actuarial loss	—	5
Defined benefit pension plan expense	2	7
Other comprehensive income, net of tax	2	7
Comprehensive loss	$(251)	$(621)

Net loss per Class A Unit	$(0.03)	$(0.08)

Cash distributions per Class A Unit	$—	$0.02

Weighted average Class A Units outstanding	9,660	7,500